Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-158327 and 333-259486 on Form S-8 of our report dated June 24, 2026, appearing in the Annual Report on Form 11-K relating to the financial statements and supplemental schedule of the PVH Associates Investment Plan as of and for the year ended December 31, 2025.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

June 24, 2026